Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)



                                     Year Ended December 31,
                       --------------------------------------------------
                          1994      1995      1996      1997      1998
                       --------------------------------------------------


Fixed Charges:
  Interest Cost        $ 80,807  $ 77,237  $103,338  $136,929   $145,579
  One-third rent          5,227     5,976     6,906     7,535      8,075
                       --------   -------   -------   -------    -------

Total Fixed Charges      86,034    83,213   110,244   144,464    153,654
                       ========   =======   =======   =======    =======


Add (Deduct):
  Earnings before
  Income Taxes          288,923   823,804   306,086   111,263    132,783
  Interest Capitalized   (9,294)   (6,187)  (10,534)  (19,939)   (13,589)
                       ---------  -------   -------   -------    -------

Earnings for
Fixed Charges          $365,663  $900,830  $405,796  $235,788   $272,848
                       ========  ========  ========  ========   ========


Ratio of Earnings to
  Fixed Charges            4.25     10.83      3.68      1.63       1.78
                          =====     =====     =====     =====      =====